Exhibit 99.1

Ispire Technology Inc. Reports Financial Results for Fiscal Second Quarter 2025

Gross Profit Increased 23.5% from the Previous Year to $7.7 million

Gross Margins Increased to 18.5%, up from 15.0% the Previous Year

Revenue Increased 0.3% Year-Over-Year to $41.8 Million

LOS ANGELES, February 10, 2025 – Ispire Technology Inc. (NASDAQ: ISPR) (“Ispire,” the “Company,” “we,” “us,” or “our”), an innovator in vaping technology and precision dosing, today reported results for the fiscal second quarter 2025, which ended on December 31, 2024.

Fiscal Second Quarter 2025 Financial Results

●	Revenue of $41.8 million, compared to $41.7 million for the fiscal second quarter of 2024.

●	Gross profit of $7.7 million, an increase of 23.5% compared to $6.3 million in the fiscal second quarter of 2024.

●	Gross margin of 18.5%, an increase of 23% compared to 15.0% second quarter of fiscal 2024.

●	Total operating expenses of $15.1 million, an increase of 48.0% as compared to $10.2 million for second quarter of fiscal 2024.

●	Net loss of ($8.0) million, compared to net loss of ($4.0) million in the second quarter of fiscal 2024.

“Despite challenging macroeconomic conditions, we had strong results for the quarter given the strategic advances we made in becoming a leading global innovative vaping technology and precision dosing solutions company,” said Michael Wang, Co-Chief Executive Officer of Ispire. “This is particularly evident as we further expanded into international markets. Our BrkFst brand recently launched in Africa, marking our first international nicotine license arrangement and product launch. The BrkFst brand has seen early success as we have quickly established a presence in over 500 retail locations across South Africa and Nigeria, including major chains like Pick n Pay and Forecourts. We’ve implemented a sweeping market activation strategy with brand ambassadors conducting daily events in major metropolitan areas, which has been instrumental in building strong relationships with both retailers and consumers. We now plan to accelerate our expansion strategy to reach more than 2,000 stores in the next six months through additional strategic partnerships.”

“Furthermore, our IKE Tech joint venture’s component PMTA strategy represents a groundbreaking opportunity. We’ve completed a successful pre-PMTA meeting with the FDA, who indicated they would accept our component PMTA submission and consider our priority review. The legal U.S. market for electronic nicotine delivery systems is approximately $11 billion, with an additional $7 billion potential in alternative markets. This is a significant opportunity for our potentially industry changing blockchain-based age verification technology which could help prevent youth access,” Mr. Wang concluded.

Jim McCormick, Chief Financial Officer of Ispire, added, “Our financial performance this quarter demonstrates our ability to execute on our strategic priorities for growth and financial management. The authorization by the Board of up to a $10 million stock repurchase program underscores our confidence in Ispire’s long-term potential and our commitment to creating value for shareholders. In Malaysia, we’ve made significant regulatory progress, obtaining critical nicotine import and export licenses and preparing for our manufacturer’s license, which we expect will enable us to scale our operations to 70 production lines in our new facility. Also, subsequent to quarter end, the Company moved certain daily roles and functions to our Malaysian operations to help further streamline our overall business and to reduce operating expenses by an anticipated $8 million annually. This balanced approach allows us to simultaneously invest in our growth strategies and return value to our shareholders, which we believe positions us for continued success in the evolving global nicotine product market.”

Financial Results for the Fiscal Second Quarter Ended December 31, 2024

Ispire reported revenue of $41.8 million for the fiscal second quarter ended December 31, 2024, compared to $41.7 million for the prior comparable period, an increase of $0.1 million. The growth in revenue is largely due to the increase in contribution of sales from expansion overseas.

Gross profit for the second quarter of fiscal 2025, was $7.7 million compared to $6.3 million in the year-ago period. Gross margin increased to 18.5% from 15.0% in the second quarter of fiscal 2024. The increase in gross profit and gross margin was primarily due to changes in product mix with more higher margin products being sold during the three months ended December 31, 2024.

Total operating expenses for the second fiscal quarter of 2025 were $15.1 million, compared to $10.2 million for second fiscal quarter of 2024. The increase in operating expenses was primarily due to increased expenses associated with our increased revenue generation, continued investment in Malaysia, and increased expenses related to our product development function.

Net loss was $8.0 million or ($0.14) per share for the fiscal second quarter of 2025, versus a net loss of $4.0 million, or ($0.07) per share for the fiscal second quarter of 2024.

At December 31, 2024, Ispire had a cash position of $34.4 million, as well as working capital of $6.1 million.

Conference Call

The Company will conduct a conference call at 8:00am Eastern Time on Monday, February 10, 2025, to discuss the results. Ispire management will host the conference call, followed by a question-and-answer period.

Please call the conference call dial-in 5-10 minutes prior to the start time and ask for the “Ispire Technology Call.” An operator will register your name and organization.

●	Date: Monday, February 10, 2025

●	Time: 8:00am ET

●	Dial-In Numbers: United States 877-451-6152 or International +1 201-389-0879

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at https://viavid.webcasts.com/starthere.jsp?ei=1705094&tp_key=6946006674.

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available from 11:00 am ET on February 10, 2025, through February 24, 2025. To listen, please dial +1 844-512-2921 or +1 412-317-6671. Use the passcode 13751256 to access the replay.

About Ispire Technology Inc.

Ispire is engaged in the research and development, design, commercialization, sales, marketing, and distribution of branded e-cigarettes and cannabis vaping products. The Company’s operating subsidiaries own or license more than 200 patents received or filed globally. Ispire’s tobacco products are marketed under the Aspire brand name and are sold worldwide (except in the U.S., People’s Republic of China and Russia) primarily through its global distribution network. The Company’s cannabis products are marketed under the Ispire brand name primarily on an original design manufacturer (ODM) basis to other cannabis vapor companies. Ispire sells its cannabis vaping hardware only in the U.S., and it recently commenced its marketing activities in Canada and Europe. For more information, visit www.ispiretechnology.com or follow Ispire on Instagram, LinkedIn, Twitter and YouTube. Any information contained on, or that can be accessed through, the Company’s website, any other website or any social media, is not a part of this press release.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) as well as Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended, that are intended to be covered by the safe harbor created by those sections. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy,” “future,” “likely” or other comparable terms, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts included in this press release regarding the Company’s strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Important factors that could cause the Company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements. Such forward-looking statements include, but are not limited to, risks and uncertainties including those regarding: whether the Company may be successful in re-entering the U.S. ENDS market; the approval or rejection of any PMTA submitted by the Company; whether the Company will be successful in its plans to further expand into the African market; whether the Company’s joint venture with Touch Point Worldwide Inc. d/b/a/ Berify and Chemular Inc. (the “Joint Venture”) may be successful in achieving its goals as currently contemplated, with different terms, or at all; the Joint Venture’s ability to innovate in the e-cigarette technology space or develop age gating or age verification technologies for nicotine vaping devices; the Company’s ability to collect its accounts receivable in a timely manner; the Company’s business strategies; the ability of the Company to market to the Ispire ONE™; Ispire ONE™’s success in meeting its goals; the ability of its customers to derive the anticipated benefits of the Ispire ONE™ and the success of its products on the markets; the Ispire ONE™ proving to be safe; and the risk and uncertainties described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note on Forward-Looking Statements” and the additional risk described in Ispire’s Annual Report on Form 10-K for the year ended June 30, 2024 and any subsequent filings which Ispire makes with the SEC. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this press release relate only to events or information as of the date on which the statements are made in this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events except as required by applicable law. You should read this press release with the understanding that our actual future results may be materially different from what we expect.

ISPIRE TECHNOLOGY INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In $USD, except share and per share data)

	December 31, 2024	June 30, 2024
Assets
Current assets:
Cash	$34,372,851	$35,071,294
Restricted cash	22,535	-
Accounts receivable, net	67,700,463	59,734,765
Inventories, net	7,900,110	6,365,394
Prepaid expenses and other current assets	2,324,245	1,400,152
Total current assets	112,320,204	102,571,605
Non-current assets:
Property, plant and equipment, net	2,365,115	2,582,457
Intangible assets, net	2,120,367	1,375,666
Right-of-use assets – operating leases	2,949,756	3,579,140
Other investment	2,000,000	2,000,000
Equity method investment	10,071,380	10,248,048
Other non-current assets	215,612	284,050
Total non-current assets	19,722,230	20,069,361
Total assets	$132,042,434	$122,640,966
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$5,156,302	$3,779,723
Accounts payable – related party	86,375,645	67,046,472
Contract liabilities	1,882,743	2,218,166
Accrued liabilities and other payables	11,576,021	11,738,339
Operating lease liabilities – current portion	1,245,061	1,207,832
Total current liabilities	106,235,772	85,990,532

Non-current liabilities:
Operating lease liabilities – net of current portion	1,572,574	2,194,094
Total liabilities	107,808,346	88,184,626

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.0001 per share; 140,000,000 shares authorized; 56,677,982 and 56,470,636 shares issued and outstanding as of December 31, 2024 and June 30, 2024	5,668	5,647
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued at December 31, 2024 and June 30, 2024	-	-
Additional paid-in capital	46,670,244	43,217,391
Accumulated deficit	(22,418,700)	(8,825,041)
Accumulated other comprehensive (loss) income	(23,124)	58,343
Total stockholders’ equity	24,234,088	34,456,340
Total liabilities and stockholders’ equity	$132,042,434	$122,640,966

ISPIRE TECHNOLOGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In $USD, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023

Revenue	$41,827,860	$41,685,561	$81,166,173	$84,550,208

Cost of revenue	34,105,289	35,432,663	65,769,224	71,452,462

Gross profit	7,722,571	6,252,898	15,396,949	13,097,746

Operating expenses:
Sales and marketing expenses	2,061,664	1,394,407	5,053,911	2,419,626
General and administrative expenses	13,020,962	8,778,715	22,965,962	15,476,589

Total Operating expenses	15,082,626	10,173,122	28,019,873	17,896,215

Loss from operations	(7,360,055)	(3,920,224)	(12,622,924)	(4,798,469)

Other income (expense):
Interest income, net	59,755	203,101	59,841	275,347
Exchange gain (loss), net	(245,173)	30,856	(127,588)	34,517
Other income (expense), net	6,861	46,535	13,796	3,331

Total Other income (expense), net	(178,557)	280,492	(53,951)	313,195

Loss before income taxes	(7,538,612)	(3,639,732)	(12,676,875)	(4,485,274)

Income taxes - current	(460,031)	(352,180)	(916,784)	(848,225)

Net loss	$(7,998,643)	$(3,991,912)	$(13,593,659)	$(5,333,499)

Other comprehensive loss
Foreign currency translation adjustments	73,470	114,327	(81,467)	158,790
Comprehensive income (loss)	$(7,925,173)	$(3,877,585)	$(13,675,126)	$(5,174,709)

Net loss per share
Basic and diluted	$(0.14)	$(0.07)	$(0.24)	$(0.10)

Weighted average shares outstanding:
Basic and diluted	56,658,012	54,270,236	56,629,666	54,258,224

For more information, kindly contact:

IR Contacts:
Investor Relations
Sherry Zheng
718-213-7386
ir@ispiretechnology.com

KCSA Strategic Communications

Phil Carlson
212-896-1233
ispire@kcsa.com

PR Contact:
Ellen Mellody
570-209-2947
EMellody@kcsa.com